Exhibit 10.5

Amendment to Employment Agreement

This Amendment (“the Amendment”) is made by Oliver Peoples and Yield10 Bioscience, Inc. (the “Company” or “Yield10”), parties to the employment agreement dated March 28, 2017 (“the Agreement”).
The Agreement is amended as follows:
Commencing on December 4, 2023, Oliver Peoples' weekly base salary will be temporarily adjusted to $684 per week. Subject to the Company raising additional funding to support its ongoing operations, the parties agree that this adjustment is temporary and will revert to Oliver Peoples' 2023 gross base salary level on or before January 26, 2024. During this period, the amount representing the difference between Oliver Peoples' total temporary base salary and 2023 total gross base salary will be retained by Yield10. Subject to the Company raising additional funding to support its ongoing operations, Yield10 agrees to pay Oliver Peoples the total retained unpaid salary amount on or before February 16, 2024.
All payments will be subject to applicable taxes. The parties agree that the payment of the retained unpaid salary amount is intended to qualify as a short-term deferral for purposes of Section 409A of the Code and each payment shall be a separate payment for purposes of Section 409A of the Code; provided, however, Yield10 does not guarantee the tax treatment or tax consequences under this Amendment.
Except as set forth in this Amendment as described above, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. In particular, the temporary change to base salary in this amendment is not intended to represent the definition of “Base Salary” used in Section 3 “Compensation”, Section 5 “Effect of Termination” of the Agreement, or the “at will” nature of Oliver Peoples' employment. If there is conflict between this Amendment and the Agreement, the terms of the Agreement will prevail. However, notwithstanding the foregoing, Oliver Peoples explicitly acknowledges and agrees that the arrangements set forth in this Amendment shall not be the basis for “Good Reason” under the Agreement.

Signed:	/s/ Oliver Peoples
Printed Name:	Oliver Peoples
Title:	CEO
Date:	12/6/2023

Signed:	/s/ Anthony J. Sinskey
Printed Name:	Anthony J. Sinskey
Title:	Chairman of the Compensation Committee, Yield10 Bioscience, Inc., Board of Directors
Date:	12/6/2023